UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2018

Crown Castle International Corp.

(Exact name of registrant as specified in its charter)

Delaware	001–16441	76-0470458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Augusta Drive, Suite 600 Houston, TX	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 570-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 16, 2018, Crown Castle International Corp. (“Company”) closed its previously announced public offering (“Debt Offering”) of $750 million aggregate principal amount of the Company’s 3.150% Senior Notes due 2023 (“2023 Notes”) and $1.0 billion aggregate principal amount of the Company’s 3.800% Senior Notes due 2028 (“2028 Notes,” together with the 2023 Notes, “Notes”). The Notes were issued pursuant to an indenture dated as of April 15, 2014 (“Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as amended and supplemented by the second supplemental indenture dated as of December 15, 2014 (“Second Supplemental Indenture”), between the Company and the Trustee, and the tenth supplemental indenture dated as of January 16, 2018 (“Tenth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, “Indenture”), between the Company and the Trustee. The Company used the net proceeds from the Debt Offering to repay in full the Senior Secured Tower Revenue Notes, Series 2010-3, Class C-2020 issued by certain of the Company’s subsidiaries and to repay a portion of the outstanding borrowings under its existing revolving credit facility.

The Notes are senior unsecured obligations of the Company, which rank equally with all existing and future senior indebtedness, including the Company’s obligations under its senior unsecured credit facility, and senior to all future subordinated indebtedness of the Company. The Notes will effectively rank junior to all of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future liabilities and obligations of the Company’s subsidiaries. The 2023 Notes will bear interest at a rate of 3.150% per annum and the 2028 Notes will bear interest at a rate of 3.800% per annum, with (1) interest on the 2023 Notes payable semi-annually on January 15 and July 15, to persons who are registered holders of the 2023 Notes on the immediately preceding January 1 and July 1, beginning on July 15, 2018, and (2) interest on the 2028 Notes payable semi-annually on February 15 and August 15, to persons who are registered holders of the 2028 Notes on the immediately preceding February 1 and August 1, beginning on August 15, 2018.

The Indenture limits the ability of the Company and its subsidiaries to incur certain liens and merge with or into other companies, in each case subject to certain exceptions and qualifications set forth in the Indenture.

In the event of a Change of Control Triggering Event (as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase all or any part of the Notes at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of such repurchase.

The 2023 Notes will mature on July 15, 2023. The 2028 Notes will mature on February 15, 2028. However, the Company, at its option, may redeem some or all of the Notes of a series at any time or from time to time prior to their maturity. If the Company elects to redeem the 2023 Notes prior to June 15, 2023 (the date that is one month prior to their maturity date) or the 2028 Notes prior to November 15, 2027 (the date that is three months prior to their maturity date), the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium and accrued and unpaid interest, if any. If the Company elects to redeem the 2023 Notes on or after June 15, 2023 (the date that is one month prior to their maturity date) or the 2028 Notes on or after November 15, 2027 (the date that is three months prior to their maturity date), the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations under the Indenture and is qualified in its entirety by reference to the terms of the Indenture. The Company is filing the Tenth Supplemental Indenture as Exhibit 4.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 is incorporated herein by reference.

ITEM 8.01.	OTHER EVENTS.

In connection with the Debt Offering, the Company is filing the Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Dividends on Preferred Stock and Losses on Purchases of Preferred Stock for each of the five years ended December 31, 2016 and for the nine months ended September 30, 2017 as Exhibit 12.1 to this Current Report on Form 8-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Index

Exhibit No.	Description

4.1	Tenth Supplemental Indenture dated January 16, 2018, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated April 15, 2014, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee

5.1	Opinion of Cravath, Swaine & Moore LLP, relating to the Notes (including the consent required with respect thereto)

12.1	Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Dividends on Preferred Stock and Losses on Purchases of Preferred Stock

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Kenneth J. Simon
	Name: Title:	Kenneth J. Simon Senior Vice President and General Counsel

Date: January 16, 2018